(A EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

AS AT AND FOR THE PERIOD FROM INCEPTION (JULY 19, 2006) TO
DECEMBER 31, 2006

(Expressed in Canadian Dollars, unless otherwise stated)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Detour Gold Corporation
(An Exploration Stage Company)

We have audited the balance sheet of Detour Gold Corporation (An Exploration Stage Company) as at December 31, 2006 and the statements of operations, deficit, shareholders' equity, and cash flows for the period from inception (July 19, 2006) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and the results of its of operations and its cash flows for the period from inception (July 19, 2006) to December 31, 2006 in accordance with Canadian generally accepted accounting principles.

McGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants
Licensed Public Accountants

TORONTO, Canada
March 12, 2007, except for notes 10(e) and 11
which are at August 24, 2007

COMMENTS BY AUDITOR FOR US READERS ON CANADA
– US REPORTING DIFFERENCES

To the Shareholders of
Detour Gold Corporation
(An Exploration Stage Company)

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders dated March 12, 2007, except for notes 10(e) and 11, which are at August 24, 2007, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

McGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants
Licensed Public Accountants

TORONTO, Canada
March 12, 2007, except for notes 10(e) and 11
which are at August 24, 2007

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Balance Sheet
(Expressed in Canadian Dollars)

December 31
2006
ASSETS

Current assets
Cash and cash equivalents	$8,022,023
Amounts receivable	72,225
8,094,248

Deferred transaction costs (note 5)	453,800
Mineral property interests (note 4)	1,000,000
$9,548,048

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$611,842
Amounts due to related party (note 7)	24,225
636,067

Shareholders' equity
Share capital (note 6(b))	5,000
Subscription receipts (note 6(c))	9,494,141
Deficit	(587,160)
8,911,981
Nature of operations (note 1)
Commitments (notes 4 and 9)
Subsequent events (note 10)

$9,548,048

The accompanying notes are an integral part of these financial statements

Approved by the Board of Directors

/s/ Gerald S. Panneton	/s/ Ronald W. Thiessen

Gerald S. Panneton	Ronald W. Thiessen
Director	Director

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Statement of Operations
(Expressed in Canadian Dollars)

For the period from
inception (July 19, 2006) to
December 31, 2006

Expenses
Conference and travel	11,589
Exploration (schedule)	523,000
Interest expense (note 7(b))	11,712
Legal, accounting and audit	23,488
Office and administration	58,173
Shareholder communications	12,692
Trust and filing	5,731
$646,385

Other income
Interest income	(59,225)
(59,225)

Loss for the period	$587,160

Basic and diluted loss per common share	$0.12

Weighted average number of
common shares outstanding	5,000,000

The accompanying notes are an integral part of these financial statements

Statement of Deficit
(Expressed in Canadian Dollars)
For the period from
inception (July 19, 2006) to
December 31, 2006
Deficit, beginning of the period	$–
Loss for the period	(587,160)

Deficit, end of the period	$(587,160)

The accompanying notes are an integral part of these financial statements

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Statement of Cash Flows
(Expressed in Canadian Dollars)

For the period from
inception (July 19, 2006) to
Cash provided by (used for)	December 31, 2006

Operating activities
Loss for the period	$(587,160)
Changes in non-cash operating working capital
Amounts receivable	(72,225)
Accounts payable and accrued liabilities	611,842
Amounts due to related party	24,225
(23,318)

Investing activities
Acquisition of mineral property interests	(1,000,000)
Deferred transaction costs (note 5)	(139,080)
(1,139,080)

Financing activities
Issuance of common shares	5,000
Issuance of subscription receipts, net of issue costs	9,494,141
Deferred transaction costs (note 5)	(314,720)
9,184,421

Increase in cash and cash equivalents	8,022,023
Cash and cash equivalents, beginning of the period	–

Cash and cash equivalents, end of the period	$8,022,023

Components of cash and cash equivalents are as follows:
Cash	$522,023
Treasury Bill	7,500,000
$8,022,023

Supplementary information
Income taxes paid	$–
Interest paid	$11,712

The accompanying notes are an integral part of these financial statements

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Statement of Shareholders' Equity
(Expressed in Canadian Dollars)

	Common Shares			Subscription receipts				Total
								Shareholders'
	Number	Price	Amount	Number	Price	Amount	Deficit	Equity

Inception (July 19, 2006)			$–			$–	$–	$–
Seed capital	5,000,000	$0.001	5,000			–	–	5,000
Issuance of subscription receipts			–	5,000,000	$2.000	10,000,000	–	10,000,000
Issue costs			–			(505,859)	–	(505,859)
Loss for the period			–			–	(587,160)	(587,160)
At December 31, 2006	5,000,000		$5,000	5,000,000		$9,494,141	$(587,160)	$8,911,981

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Schedule of Exploration Expenses
(Expressed in Canadian Dollars)

For the period from
inception (July 19, 2006) to
December 31, 2006
Exploration
Engineering	$5,823
Environmental	9,145
Equipment rentals and leases	11,925
Geological	171,966
Graphics	23,259
Site activities	300,882
Incurred during the period	$523,000
Cumulative expenditures to December 31, 2006	$523,000

The accompanying notes are an integral part of these financial statements

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS

Detour Gold Corporation (the “Company”) was incorporated on July 19, 2006 under the Canada Business Corporations Act as 6600964 Canada Inc. On August 21, 2006, the Companyd’s name was changed to Detour Gold Corporation. The principal business of the Company is the acquisition, exploration and development of mineral property interests.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that planned exploration and development programs will result in profitable mining operations. The recoverability of amounts shown for mineral property interests is dependant upon completion of the acquisition of the mineral property interests, the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development and future profitable production or, alternatively, upon disposition of such property at a profit. Changes in future conditions could require material write-downs of the carrying values of mineral property.

Although the Company has taken steps to verify title to the property on which it is conducting exploration and in which it is acquiring an interest, in accordance with industry standards for the current stage of exploration of such property, these procedures do not guarantee the Company's title. Property title may be subject to unregistered prior agreements, aboriginal claims, and non- compliance with regulatory requirements.

The Company has no revenues and the ability of the Company to ensure continuing operations is dependent on the Company completing the acquisition of its mineral property interests, raising sufficient funds to finance exploration activities, identifying a commercial ore body, developing such mineral property interests, and upon the future profitable production or proceeds from the disposition of the mineral property interests. These financial statements have been prepared using accounting principles applicable to a going concern and do not reflect adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

2.	BASIS OF PRESENTATION

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. A reconciliation of material measurement differences between these principles and accounting principles generally accepted in the United States is shown in note 11.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES

	(a)	Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid investments, having maturity dates of three months or less from the date of purchase, which are readily convertible to known amounts of cash.

	(b)	Mineral property interests

The acquisition costs of mineral property interests are deferred until the properties are placed into production, sold or abandoned. These costs are amortized on a unit-of- production basis over the estimated useful life of the related properties following the commencement of production, or written off if the properties are sold, allowed to lapse or abandoned, or when impairment has been determined to have occurred. If the deferred mineral property costs are determined not to be recoverable over the estimated useful life or are greater than the estimated fair market value, the unrecoverable portion is charged to operations in that period.

The acquisition costs of mineral property interests include the cash consideration and the fair market value of common shares, based on the trading price of the shares, on the date of issue or as otherwise provided under the agreement terms for the mineral property interests.

Exploration costs and option payments are expensed in the period incurred. Option payments which are solely at the Company’s discretion are recorded as they are made.

Administrative expenditures are expensed in the period incurred.

	(c)	Impairment of long-lived assets

The Company reviews and evaluates its long-lived assets, including its mineral property interests and plant and equipment, for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. Measurement of an impairment loss is based on the excess of the estimated fair value of the asset over its carrying value.

At each reporting period, or when events or circumstances indicate that an asset’s fair value may not be at least equal to its carrying value, the Company reviews the net carrying value. These reviews involve consideration of the fair value of each property to determine

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

whether a permanent impairment in value has occurred and whether any asset write down is necessary.

(d)	Fair value of financial instruments

The carrying values of cash and cash equivalents, amounts receivable, and accounts payable and accrued liabilities approximate their fair value due to their short term nature. The fair value of balances receivable from related parties is not readily determinable due to the related party nature of these amounts and the absence of a secondary market for such instruments.

Management believes that the Company is not exposed to significant credit risk or interest rate risk.

(e)	Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values, generally using the enacted or substantively enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Future income tax assets also result from unused loss carry-forwards and other deductions. Future tax assets are recognized to the extent that they are considered more likely than not to be realized. The valuation of future income tax assets is adjusted, if necessary, by the use of a valuation allowance to reflect the estimated realizable amount.

(f)	Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long- lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset amount which is amortized over the remaining service life of the asset being retired. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).

The Company has no material asset obligations as the disturbance at the exploration sites to date has been minimal.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

(g)	Share capital

The Company records proceeds from share issuances net of issue costs. Shares issued for consideration other than cash are valued at the quoted market price on the date of issue.

Share issue costs are deducted from share capital.

(h)	Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period.

Diluted earnings (loss) per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted earnings (loss) per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average market price during the period.

As at December 31, 2006, there were no potentially dilutive securities outstanding.

(i)	Segment disclosures

The Company currently operates in a single segment – the acquisition, exploration and development of mineral properties. Substantially all of the Company’s activities are conducted in Canada.

(j)	Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of potential impairments of mineral property interests, the valuation of future income tax assets and liabilities, the rates for amortization of equipment, the assumptions used in determining asset retirement obligations and the fair value of stock-based compensation and other stock-based payments.

Actual results could differ from those estimates.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

(k)	Stock-based compensation

The Company records all stock-based compensation and other stock-based payments using the fair value method.

Under the fair value method, stock-based payments are measured at the fair value of the consideration received or the fair value of the equity instruments issued or liabilities incurred, whichever is more reliably measurable, and are charged to operations over the vesting period with a corresponding credit to contributed surplus.

Consideration received on the exercise of stock options is recorded as share capital and the related contributed surplus is transferred to share capital.

4.	MINERAL PROPERTY INTERESTS

			Balance at
	Balance at	Acquired during	December 31,
Property Acquisition Costs	incorporation	the period	2006

Detour Lake Property	$–	$1,000,000	$1,000,000
Total	$–	$1,000,000	$1,000,000

Detour Lake Property

In August 2006, the Company entered into an agreement and subsequent amending agreements with Pelangio Mines Inc. (“Pelangio”) whereby Pelangio’s Detour Lake Property would be acquired by the Company. The Detour Lake Property consists of various claims in Lower Detour Lake and West of Sunday Lake areas, Ontario, and Massicotte Township, Québec, including an option to acquire the Detour Lake Mine Property from Goldcorp Canada Ltd., and claims that are currently subject to an option agreement with Trade Winds Ventures Inc. Certain of the claims are subject to net smelter royalties of up to 3%. If the option to acquire the Detour Lake Mine Property were to be exercised prior to the successful reclamation of the mine site, the Company could be subject to reclamation obligations. Management estimates the potential reclamation obligations to be between $2.5 million and $5.0 million.

Under the agreements, the Company agreed to pay Pelangio $5 million cash and 20 million common shares of the Company. Of the $5 million cash payment required, $1 million was in the form of a non-refundable deposit paid upon signing of the agreements in August 2006. The Company also agreed to:

1.	complete a minimum $10 million private placement by October 25, 2006 (completed (note 6(c)));

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

2.

complete a minimum $15 million initial public offering (“IPO”) no later than January 30, 2007 or such later date as agreed to in writing by Pelangio and the Company (completed on January 31, 2007, note 10(a));

3.

fund ongoing expenditures, budgeted at approximately $1.5 million in an approved work program, prior to the completion of the purchase. Of this amount, $523,000 was spent to December 31, 2006. An additional $1.2 million was spent during January 2007.

The Company completed its acquisition of Detour Lake Property on January 31, 2007 with a $4 million cash payment and the issuance of 20 million common shares to Pelangio, and having fully funded the approved work program, pursuant to the purchase agreement.

The Company and Pelangio have agreed, for income tax purposes, to select a transfer price jointly under the Income Tax Act at an amount equal to $10.3 million.

In September 2003, Pelangio had granted to Trade Winds Ventures Inc. ("Trade Winds") an option to acquire a 50% interest in a certain portion of the Detour Lake Property known as "Block A". Under the terms of the agreement between Pelangio and Trade Winds (the "Trade Winds Agreement"), Trade Winds’ right to acquire a 50% interest in Block A is subject to a staged payment of cash and shares to Pelangio and the completion of an exploration commitment of $7.5 million. Pelangio advised the Company that during the second quarter of 2006, Trade Winds had advised Pelangio that it had completed its exploration commitment. Pelangio also advised the Company that the expenditures which Trade Winds claims to have made were in the process of being reviewed. Further, Pelangio advised the Company that it had received final installments of cash and shares required for vesting of the properties subject to the Trade Winds Agreement and that it was in the process of negotiating a joint venture agreement with Trade Winds. Pelangio advised the Company that it had not independently verified the accuracy of a mineral resource estimate filed publicly by Trade Winds, nor had it reviewed the expenditures claimed to have been made by Trade Winds.

Pelangio assigned its rights under the Trade Winds Agreement to the Company in accordance with the terms and conditions of the Purchase Agreement.

Pelangio is reviewing the Trade Winds expenditures on behalf the Company. Once Trade Winds has earned its 50% interest in Block A, the Company will be required to fund $350,000 towards an exploration program at Block A.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

5.	DEFERRED TRANSACTION COSTS

Deferred transaction costs consist of professional fees related to the acquisition of the Detour Lake Property (note 4) and the Company’s IPO.

Acquisition of Detour Lake Property	$139,080
IPO and prospectus	314,720
Balance, December 31, 2006	$453,800

6.	SHARE CAPITAL

(a)	Authorized share capital

The Company’s authorized share capital consists of an unlimited number of common shares.

(b)	Issued

		Number of
Common shares issued and outstanding	Price	shares	Amount
Seed capital	$0.001	5,000,000	$5,000
Balance, December 31, 2006		5,000,000	$5,000

The seed capital common shares are held in escrow until October 23, 2007.

(c)	Subscription Receipts

On October 23, 2006, the Company completed a private placement of 5,000,000 subscription receipts at a price of $2 per subscription receipt for gross proceeds of $10,000,000 ($9,494,141 net of issue costs). Each subscription receipt entitled the holder thereof to acquire one common share of the Company. All of the subscription receipts were exchanged for common shares upon the completion of the IPO subsequent to the year end, on January 31, 2007 (note 10(a)).

7.	RELATED PARTY BALANCES AND TRANSACTIONS

As at December 31
Balances payable	2006
Hunter Dickinson Inc.	$24,225

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

Period ended December 31
Transactions	2006
Services rendered and expenses reimbursed:
Hunter Dickinson Inc. (a)	$56,683
Promissory note (b)
1. Proceeds received from Hunter Dickinson Inc.	$1,000,000
2. Principal repaid to Hunter Dickinson Inc.	$1,000,000
3. Interest paid to Hunter Dickinson Inc.	$11,712

(a)

Hunter Dickinson Inc. ("HDI") and its wholly-owned subsidiaries are private companies owned equally by nine public companies, and have certain directors in common with the Company. HDI provides geological, technical, corporate development, administrative and management services to, and incurs third party costs on behalf of, the Company on a full cost recovery basis pursuant to an agreement dated July 19, 2006 (and amended from time to time). Balances receivable from, or payable to HDI, other than as described in note 7(b), have arisen in the normal course of exploration work on the Company’s mineral properties and from the provision of ongoing administrative and technical services.

(b)

On August 25, 2006, the Company issued a promissory note to HDI pursuant to which HDI lent the Company $1,000,000 maturing on October 31, 2006. The promissory note bore interest at 7.125% per annum, payable on maturity. The Company extinguished this promissory note, as scheduled, on maturity, and paid $11,712 in interest.

(c)	During the period, directors and officers of the Company subscribed to, and paid for, directly or indirectly, a total of 667,500 subscription receipts.

(d)	During the period, directors and officers of the Company subscribed to, and paid for, directly or indirectly, a total of 3,500,000 common shares.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

8.	INCOME TAXES

Substantially all of the differences between the actual income tax expense (recovery) of $nil and the expected income tax recovery based on statutory rates relate to the benefit of losses not recognized and items not deductible for tax purposes.

December 31
2006
Future income tax assets (liabilities)
Resource pools	$211,000
Loss carry forward	36,000
Share issuance cost	146,000
Subtotal	393,000
Valuation allowance	(393,000)
Net future income tax asset	$–

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial tax rates to earnings before income taxes. These differences result from the following items:

December 31
2006
Combined Canadian federal and provincial statutory	36.1%
rate

Income tax at statutory rates	$(211,000)
Finance costs	(182,000)
Change in valuation allowance	393,000
$–

At December 31, 2006, the Company had non-capital losses available for Canadian income tax purposes totaling approximately $101,000 expiring in 2026.

9.	COMMITMENTS

Pursuant to the purchase agreements related to the Detour Lake Property (note 4), the Company had agreed to fund ongoing expenditures, budgeted at approximately $1.5 million in an approved work program, prior to the completion of the purchase. Of this amount, $523,000 was spent to December 31, 2006. An additional $1.2 million was spent during January 2007.

10.	SUBSEQUENT EVENTS

(a)

On January 31, 2007, the Company completed an IPO of 10,000,000 common shares on the Toronto Stock Exchange. The common shares were issued at a price of $3.50 per common share, for gross proceeds of $35,000,000. The Company paid the agents a cash

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

commission of $2,250,588 and compensation options to purchase 500,000 common shares at a price of $3.85 per common share, exercisable until January 31, 2008.

(b)	On January 31, 2007, the Company acquired the Detour Lake Property pursuant to a Purchase Agreement with Pelangio (note 4).

(c)

In January and February 2007, the Company entered into capital lease agreements totaling approximately $162,000 to lease trucks for the exploration activities at the Detour Lake Property. The leases are for a three-year term, expiring in 2010.

(d)

Following the year-end, the Company adopted a rolling stock option plan, whereby 10% of the Company’s issued and outstanding share capital may be granted to officers, directors and consultants of the Company. On January 31, 2007, the Company granted 1.385 million options, vesting over a 36 month period, exercisable at $3.50 per share until January 31, 2012. In addition, the Company granted 500,000 common share warrants to consultants in relation to the IPO. These options are exercisable until January 31, 2008 at $3.85 per share.

(e)	In June 2007, the Company granted 936,000 stock options to officers, directors, and consultants, vesting over a 36 month period, exercisable at $6.09 per share until January 31, 2012.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

11.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). There are no material variations in the accounting measurement principles, practices and methods used in preparing these financial statements from measurement principles, practices and methods accepted in the United States (“US GAAP”).

Mineral properties and deferred exploration costs

Under US GAAP, the recoverability of capitalized mineral properties exploration expenditures are generally considered insupportable until a commercially mineable deposit is determined; therefore, all mineral properties exploration expenditures are expensed as incurred.

As the Company expenses exploration expenditures as incurred, there are no material differences in the treatment of mineral properties and deferred exploration costs under US GAAP and Canadian GAAP for the Company.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

Impact of recent United States accounting pronouncements:

(i)

In March 2005, the EITF issued EITF 04-6, "Accounting for Stripping Costs in the Mining Industry". The consensus indicated that costs of removing overburden and waste materials ("stripping costs") after production begins, represent variable production costs and should be considered a component of mineral inventory cost subject to the guidance in Chapter 4 of Accounting Research Bulletin No. 43, "Restatement and Revision of Accounting Research Bulletins". EITF 04-6 is effective for fiscal years beginning after December 15, 2005 and upon adoption, can be applied by either retroactively restating prior periods or using a cumulative catch-up adjustment. The Company believes this Statement has had no impact on its financial statements.

(ii)

In November 2005, the FASB issued FASB Staff Position No. SFAS 115-1 and SFAS 124-1 (“FSP SFAS 115-1 and 124-1”), which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP SFAS 115-1 and 124-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP SFAS 115-1 and 124-1 amends FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” The guidance in FSP SFAS 115-1 and 124-1 is effective for reporting period beginning after December 15, 2005. The Company believes this Statement has had no impact on its financial statements.

(iii)

In February 2006, the FASB issued FASB Staff Position (“FSP”) FAS 123R-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” FSP FAS 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of SFAS 123(R). The guidance in FSP FAS123(R)-4 is effective for quarterly periods ending on or after April 30, 2006. The Company believes this Statement has had no impact on its financial statements.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

(iv)

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” This Statement amends FASB 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect the adoption of SFAS 155 will have a material impact on its financial position or results of operations.

(v)

In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. FAS 156 is effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on its financial position or results of operations.

(vi)

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- An Interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position or results of operations.

DETOUR GOLD CORPORATION
(AN EXPLORATION STAGE COMPANY)
Notes to the Financial Statements
For the Period from Inception (July 19, 2006) to December 31, 2006
(Expressed in Canadian Dollars)

(vii)

In September 2006, the FASB issued SFAS No. 157 (“FAS 157”), “Fair Value Measurements.” Among other requirements, FAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of FAS 157 on its financial position and results of operations.

(viii)
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. The Company believes this Statement has had no impact on its financial statements.

(ix) In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" ("FAS 159"). FAS 159 allows companies to choose to measure many financial instruments and certain other items at fair value. FAS 159 will become effective for the Company beginning in fiscal 2009. The Company is currently evaluating what effects the adoption of FAS 159 will have on the Company’s future results of operations and financial condition.

Impact of recent Canadian accounting pronouncements:

(i)
The Canadian Institute of Chartered Accountants' ("CICA") Handbook Section 1530 "Comprehensive Income", effective for fiscal years beginning on or after October 1, 2006, establishes standards for reporting comprehensive income, defined as a change in value of net assets that is not due to owner activities, by introducing a new requirement to temporarily present certain gains and losses outside of net income.

(ii)
CICA Handbook Section 3251, "Equity", effective for fiscal years beginning on or after October 1, 2006, establishes standards for the presentation of equity and changes in equity during the reporting period.

(iii)
CICA Handbook Section 3855, "Financial Instruments - Recognition and Measurement", effective for fiscal years beginning on or after October 1, 2006, establishes standards for the recognition, classification and measurement of financial instruments including the presentation of any resulting gains and losses. Assets classified as available-for-sale securities will have revaluation gains and losses included in other comprehensive income (and not included in the income statement) until such time as the asset is disposed of or incurs a decline in fair value that is other than temporary. At such time, any gains or losses will then be realized and reclassified to the income statement. At December 31, 2006, the Company had no investments that would be classified as available-for-sale securities under this new standard.

(iv)
CICA Handbook Section 1506, "Accounting Changes", effective for fiscal years beginning on or after January 1, 2007 establishes standards and new disclosure requirements for the reporting of changes in accounting policies and estimates and the reporting of error corrections. This standard clarifies that a change in accounting policy can be made only if it is a requirement under Canadian GAAP or if it provides reliable and more relevant financial statement information. Voluntary changes in accounting policies require retrospective application of prior period financial statements, unless the retrospective effects of the changes are impracticable to determine, in which case the retrospective application may be limited to the assets and liabilities of the earliest period practicable with a corresponding adjustment made to opening retained earnings.

The Company will be required to adopt the above new accounting pronouncements for its fiscal period beginning January 1, 2007.